Exhibit 99.1

P.O. Box 526 • Gibson City, IL 60936-0526

Members of One Earth Energy:

As you know, One Earth Energy raised a portion of its equity capital for construction of its ethanol plant though an offering registered with the Securities and Exchange Commission (“SEC”). Once a company conducts such a registered offering, it is required to file quarterly, annual and other periodic reports with the SEC. However, after the year of a company’s offering, if it has less than 300 members, it can suspend its obligation to file reports with the SEC.

Because One Earth Energy had less than 300 members after the completion of its equity offering, it suspended its reporting obligations at the end of its 2007 fiscal year. Since that time, some private transfers of One Earth Energy’s units have occurred. As a result of these transfers, One Earth Energy exceeded the 300 member threshold during its 2009 fiscal year.

Securities regulations require a company to re-start reporting with the SEC if on the first day of a fiscal year it has more than 300 members and has had more than $10 million in assets in any of the previous three fiscal years. Because One Earth Energy had more than 300 members as of the first day of its 2010 fiscal year and exceeded the $10 million in assets test, One Earth Energy was required to file an annual report with the SEC for its fiscal year ended December 31, 2009 and for each quarter thereafter.

One Earth Energy did not realize it had again triggered its reporting obligations with the SEC and thus inadvertently has failed to file its annual report for the fiscal year ended December 31, 2009 and the subsequent quarterly reports for its first and second quarters of its fiscal year 2010. One Earth Energy is currently working on preparing the necessary information regarding One Earth Energy related to this time period. Once such information is prepared, One Earth Energy will file it with the SEC and you will be able to view this information — along with periodic information going-forward — on the SEC’s website.

Sincerely,

/s/ Steve Kelly
Steve Kelly, President

Telephone: 217-784-5321 • www.oneearthenergy.com